UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                                (Amendment No. 2)*

                             THE LOEWEN GROUP INC.
                         ------------------------------
                                (Name of Issuer)

                                  Common Stock
                         ------------------------------
                         (Title of Class of Securities)

                                   54042L100
                                  ------------
                                 (CUSIP Number)

                                  June 16, 1999
             -------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

                  Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                                [ ] Rule 13d-1(b)
                                [X] Rule 13d-1(c)
                                [ ] Rule 13d-1(d)

  *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

  The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



                                Page 1 of  8  Pages
-------------------------                              -------------------------





CUSIP No. 54042L100       13G                     Page  2  of  8  Pages

-------------------------                              -------------------------


-------------------------------------------------------------------------------
        1  NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Canadian Imperial Bank of Commerce
-------------------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                 (a) [_]
                                                                 (b) [ ]
-------------------------------------------------------------------------------
        3  SEC USE ONLY

-------------------------------------------------------------------------------
        4  CITIZENSHIP OR PLACE OF ORGANIZATION

           Canada
--------------------------------------------------------------------------------
                         5  SOLE VOTING POWER
                                    0
                     ----------------------------------------------------------
     NUMBER OF           6  SHARED VOTING POWER
      SHARES
   BENEFICIALLY                     10,062,125
     OWNED BY
       EACH          ----------------------------------------------------------
     REPORTING           7  SOLE DISPOSITIVE POWER
      PERSON
       WITH                          0
                     ----------------------------------------------------------
                         8  SHARED DISPOSITIVE POWER

                                     10,062,125
-------------------------------------------------------------------------------
        9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                              10,062,125
-------------------------------------------------------------------------------
       10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) [ ]

-------------------------------------------------------------------------------
       11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                13.6%
-------------------------------------------------------------------------------
       12  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                                CO

-------------------------------------------------------------------------------

CUSIP No. 54042L100       13G                     Page  3  of  8  Pages

-------------------------                              -------------------------


-------------------------------------------------------------------------------
        1  NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           CIBC Delaware Holdings Inc.
-------------------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                 (a) [_]
                                                                 (b) [ ]
-------------------------------------------------------------------------------
        3  SEC USE ONLY

-------------------------------------------------------------------------------
        4  CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
-------------------------------------------------------------------------------
                         5  SOLE VOTING POWER
                                    0
                     ----------------------------------------------------------
     NUMBER OF           6  SHARED VOTING POWER
      SHARES
   BENEFICIALLY                     10,062,125
     OWNED BY
       EACH          ----------------------------------------------------------
     REPORTING           7  SOLE DISPOSITIVE POWER
      PERSON
       WITH                         0
                     ----------------------------------------------------------
                         8  SHARED DISPOSITIVE POWER

                                   10,062,125
-------------------------------------------------------------------------------
        9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                          10,062,125
-------------------------------------------------------------------------------
       10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) [ ]

-------------------------------------------------------------------------------
       11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                           13.6%
-------------------------------------------------------------------------------
       12  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                            CO

-----------------------------------------------------------------------------


CUSIP No. 54042L100       13G                     Page  4  of  8  Pages

-------------------------                              -------------------------


-------------------------------------------------------------------------------
        1  NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Canadian Imperial Holdings Inc.
-------------------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                 (a) [_]
                                                                 (b) [ ]
-------------------------------------------------------------------------------
        3  SEC USE ONLY

-------------------------------------------------------------------------------
        4  CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
-------------------------------------------------------------------------------
                         5  SOLE VOTING POWER
                                    0
                     ----------------------------------------------------------
     NUMBER OF           6  SHARED VOTING POWER
      SHARES
   BENEFICIALLY                     10,062,125
     OWNED BY
       EACH          ----------------------------------------------------------
     REPORTING           7  SOLE DISPOSITIVE POWER
      PERSON
       WITH                         0
                     ----------------------------------------------------------
                         8  SHARED DISPOSITIVE POWER

                                    10,062,125
-------------------------------------------------------------------------------
        9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                              10,062,125
-------------------------------------------------------------------------------
       10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) [ ]

-------------------------------------------------------------------------------
       11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                              13.6%
-------------------------------------------------------------------------------
       12  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                              CO

-----------------------------------------------------------------------------




------------------------------------------------------- Page  5  of  8  Pages


Item 1(a):                   Name of Issuer:

                             The Loewen Group Inc.  (the "Company")

Item 1(b):                   Address of Issuer's Principal Executive Offices:

                             4126 Norland Avenue
                             Burnaby, British Columbia V5G 358

Item 2(a)                    Name of Person Filing:

                             Canadian Imperial Bank of Commerce ("CIBC"), on its own behalf and on behalf of its indirect wholly-owned subsidiaries, CIBC Delaware Holdings Inc. and Canadian Imperial Holdings Inc., in connection with the transfer on June 16, 1999, of ownership of 10,062,125 shares of Common Stock of The Loewen Group Inc. from CIBC Delaware Holdings Inc. to Canadian Imperial Holdings Inc., a wholly-owned subsidiary of CIBC Delaware Holdings Inc.

Item 2(b):                   Address of Principal Business Office:

                             Canadian Imperial Bank of Commerce
                             Commerce Court
                             Toronto, Canada M5L 1A2

                             CIBC Delaware Holdings Inc.
                             425 Lexington Avenue
                             New York, New York 10017

                             CIBC Imperial Holdings Inc.
                             425 Lexington Avenue
                             New York, New York 10017

Item 2(c):                   Citizenship:

                             CIBC is a bank organized under the Bank Act of Canada. Each of CIBC Delaware Holdings Inc. and CIBC Imperial Holdings Inc. is incorporated in the State of Delaware.

Item 2(d):                   Title of Class of Securities:

                             Common Stock

Item 2(e):                   CUSIP Number:

                             54042L100






-------------------------------------------------------   Page  6  of  8  Pages


Item 3: If this statement is filed pursuant to Sections 240.13d-1(b) or 240.13d-2(b)
                             or (c), check whether the person filing is a:

                             Not applicable.

                             If this statement is filed pursuant to Rule 13d-1(c), check this box. [X]

Item 4:                      Ownership:

                             (a)  Amount beneficially owned:   10,062,125
                             shares, owned of record and beneficially as of June 16, 1999, by Canadian Imperial Holdings Inc., a wholly-owned indirect subsidiary of CIBC and wholly-owned direct subsidiary of CIBC Delaware Holdings Inc. CIBC and CIBC Delaware Holdings Inc. may, by reason of their relationship, be deemed the beneficial owner of the shares owed by Canadian Imperial Holdings Inc.

                             (b)  Percent of class:  13.6% (based on
                             74,061,750 shares of Common Stock outstanding as of April 30, 1999).

                             (c)  Number of shares as to which the person has

                                  (i)  sole power to vote or direct the vote:
                                       0

                                  (ii) shared power to vote or direct the
                                       vote: 10,062,125

                                  (iii) sole power to dispose or to direct the
                                        disposition of :  0

                                  (iv) shared power to dispose or to direct
                                       the disposition of:  10,062,125


Item 5:                      Ownership of Five Percent or Less of a Class:
                             If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of
                             securities, check the following:     [  ]








-------------------------------------------------------  Page  7  of  8  Pages



Item 6:                      Ownership of More than Five Percent on Behalf of
                             Another Person:

     	                       Canadian Imperial Holdings Inc has the right to
                             receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, such securities.

Item 7:                      Identification   and   Classification   of   the
                             Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company:

                             Not Applicable

Item 8:                      Identification and Classification of
                             Members of the Group:

                             Not applicable.

Item 9:                      Notice of Dissolution of Group:

                             Not applicable.

Item 10:                     Certification:

     	                       By signing below I certify that, to the best of
                             my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose of effect.




















  -------------------------------------------------------  Page  8  of  8  Pages

                                    SIGNATURE
                                    ----------------

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  June 24, 1999


                                             CANADIAN IMPERIAL BANK OF COMMERCE



                                             By: /s/ Patricia A. Bourdon
                                                 ----------------------------
                                                  Name:  Patricia A. Bourdon
                                                  Title: Assistant Secretary



                                              CIBC DELAWARE HOLDINGS INC.



                                              By: /s/ Jeffrey L. Seltzer
                                              ------------------------------
                                                  Name:  Jeffrey L. Seltzer
                                                  Title: Chairman & Chief
                                                         Executive Officer



                                              CANADIAN IMPERIAL HOLDINGS INC.



                                              By: /s/ Jeffrey L. Seltzer
                                                  ---------------------------
                                                  Name:  Jeffrey L. Seltzer
                                                  Title: Chairman & Chief
                                                         Executive Officer